Exhibit 99.1

Mesa Labs Reports Record Third Quarter Revenues and Net Income

Lakewood, Colorado, February 2, 2015 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues and net income for the third quarter ended December 31, 2014.

Highlights:

●	Revenues for the third quarter increased 36 percent to $17,830,000 as compared to the same quarter last year
●	Revenues for the nine months ended December 31, 2014 increased 43 percent to $52,770,000 as compared to the same period last year
●	Net income for the third quarter increased 38 percent to $2,403,000 as compared to the same quarter last year
●	Non-GAAP adjusted net income for the third quarter increased 40 percent to $3,175,000[1]as compared to the same quarter last year

Revenues for the third quarter increased 36 percent to $17,830,000 as compared to $13,116,000 for the same quarter last year. Net income for the third quarter increased 38 percent to $2,403,000 or $0.66 per diluted share of common stock as compared to $1,746,000 or $0.48 per diluted share of common stock for the same quarter last year. Net income for the third quarter was impacted by an unusual item consisting of $460,000 (before tax) of expenses associated with uncollected sales tax liabilities.

Revenues for the nine months ended December 31, 2014 increased 43 percent to $52,770,000 as compared to $37,010,000 for the same period last year. Net income for the nine months ended December 31, 2014 increased 33 percent to $7,344,000 or $2.01 per diluted share of common stock as compared to $5,538,000 or $1.54 per diluted share of common stock for the same period last year. Net income for the nine months ended December 31, 2014 was impacted by the same third quarter unusual item noted above. Net income for the nine months ended December 31, 2013 was impacted by a net expense of $638,000 (before tax) of unusual items, comprised of a $1,106,000 expense for uncollected sales tax liabilities which was partially offset by a gain of $468,000 related to the sale of the Nusonics product line.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the third quarter increased 40 percent to $3,175,000 or $0.87 per diluted share of common stock as compared to $2,273,000 or $0.62 per diluted share of common stock for the same quarter last year. Adjusted net income for the nine months ended December 31, 2014 increased 40 percent to $9,570,000 or $2.62 per diluted share of common stock as compared to $6,847,000 or $1.91 per diluted share of common stock for the same period last year. Adjusted net income for the third quarter and the nine months ended December 31, 2014 was impacted by the same unusual items noted above.

"Mesa’s financial performance in the third quarter of fiscal year 2015 was very good," said John J. Sullivan, President and Chief Executive Officer. "I am especially pleased that organic revenue growth was 14 percent which, when combined with acquisition related growth, resulted in a 36 percent increase in revenues over this quarter last year. For the full nine months of this fiscal year Mesa’s organic growth has been a robust 11 percent. Another highlight of the quarter was that gross profit margins improved 300 basis points over last year to 62 percent. We have seen gross profit margins improve from 59 percent and 60 percent in the first and second quarters, respectively, due largely to completing several extensive business integration efforts from our previous acquisitions. Mesa’s adjusted net income (or “ANI”) also grew very well this quarter, at 40 percent, although it could have been better. If you exclude the unusual sales tax liability accrual mentioned above, ANI growth would have been 53 percent and, more importantly, reached 19 percent of revenues or $0.95 per diluted share of common stock. Overall, the third quarter performance was solid and we believe that the revenue momentum will carry into the last quarter of the fiscal year."

"Longer term, I am cautiously optimistic about Mesa’s prospects for continued revenue and profit growth," continued John Sullivan. “Tempering my optimism somewhat are the general global economic conditions, which look to be a bit uncertain, and how the collapse in the value of the Euro could further deteriorate conditions. Fortunately, only a small percent of Mesa’s revenues are denominated in Euros, so its decline will have little impact on our revenues. The larger effect of the Euro’s decline will likely be on the price competitiveness of our products in the marketplace, a situation we will monitor closely. On the plus side, a lower Euro makes European acquisitions somewhat less expensive. We continue to execute the growth strategy that we have had in place for nearly ten years. We are making new investments in R&D and Marketing to bolster organic growth, along with a new ERP system to improve the efficiency and scalability of the business. We continue our pursuit of new acquisitions to complement organic growth, with the long term goal of maintaining overall annual double-digit growth. With 43 percent revenues growth and 40 percent ANI growth through the first three quarters of the year, fiscal 2014 is shaping up to far exceed these long term goals."

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Revenues	$17,830	$13,116	$52,770	$37,010
Cost of revenues	6,778	5,410	20,890	14,907
Gross profit	11,052	7,706	31,880	22,103
Operating expenses	7,344	4,900	20,217	13,739
Operating income	3,708	2,806	11,663	8,364
Other income (expense), net	5	(79)	(314)	316
Earnings before income taxes	3,713	2,727	11,349	8,680
Income taxes	1,310	981	4,005	3,142
Net income	$2,403	$1,746	$7,344	$5,538

Net income per share (basic)	$0.68	$0.51	$2.09	$1.62
Net income per share (diluted)	0.66	0.48	2.01	1.54

Weighted average common shares outstanding:
Basic	3,532	3,434	3,513	3,414
Diluted	3,654	3,637	3,649	3,591

Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2014 (Unaudited)	March 31, 2014
Cash and cash equivalents	$1,427	$5,575
Other current assets	27,881	20,991
Total current assets	29,308	26,566
Property, plant and equipment, net	9,241	7,680
Other assets	77,629	63,283
Total assets	$116,178	$97,529

Liabilities	$44,460	$33,196
Stockholders’ equity	71,718	64,333
Total liabilities and stockholders’ equity	$116,178	$97,529

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Net income	$2,403	$1,746	$7,344	$5,538
Amortization of intangible assets, net of tax	772	527	2,226	1,309
Adjusted net income	$3,175	$2,273	$9,570	$6,847

Adjusted net income per share (basic)	$0.90	$0.66	$2.72	$2.01
Adjusted net income per share (diluted)	0.87	0.62	2.62	1.91

Weighted average common shares outstanding:
Basic	3,532	3,434	3,513	3,414
Diluted	3,654	3,637	3,649	3,591

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into three divisions across six physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "intend," “anticipate,” "estimate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2014, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.